EXHIBIT 99.1

VOTING AGREEMENT AMONG U-SWIRL, INC., HENRY CARTWRIGHT,
ULDERICO CONTE, TERRY CARTWRIGHT, ROCKY MOUNTAIN CHOCOLATE FACTORY, INC.,
AND ASPEN LEAF YOGURT, LLC DATED JANUARY 14, 2013

VOTING AGREEMENT

THIS VOTING AGREEMENT is made and entered into as of this 14th day of January, 2013, by and among U-Swirl, Inc., a Nevada corporation (the “Company”), Henry Cartwright, an individual residing in Nevada (“H. Cartwright”); Ulderico Conte, an individual residing in Nevada (“Conte”); Terry Cartwright, an individual residing in Nevada (“T. Cartwright”), Rocky Mountain Chocolate Factory, Inc., a Colorado corporation; (“Rocky Mountain”) and Aspen Leaf Yogurt, LLC, a Colorado limited liability company (“Aspen Leaf”).  Rocky Mountain and Aspen Leaf may be referred to collectively below as “RMCF.”

RECITALS

A.           The Company and Rocky Mountain are parties to a Membership Interest Purchase Agreement, and the Company and Aspen Leaf are parties to an Asset Purchase Agreement (collectively, the “Purchase Agreement”), each of even date herewith and pursuant to which, concurrently with the execution of this Agreement, the Company is issuing to RMCF 8,641,253 shares of the Company’s Common Stock, $0.001 par value per share (“Common Stock”).

B.           Rocky Mountain’s and the Company’s obligations under the Purchase Agreement are conditioned on the execution by the parties of this Agreement pursuant to which, among other rights, RMCF will have the right to designate the election of certain members of the board of directors of the Company (the “Board”), and refrain from making certain changes to the Board, in accordance with the terms of this Agreement.

C.           H. Cartwright, Conte and T. Cartwright are shareholders of the Company’s common stock, immediately prior the Effective Date of this Agreement.

D           Rocky Mountain, Aspen Leaf, H. Cartwright, Conte and T. Cartwright may be referred to below individually as a “Shareholder” and collectively as the “Shareholders”; provided, however, that if any of those entities or individuals ceases to own any Shares (as defined below), it or he will cease to be a Shareholder.

NOW, THEREFORE, the parties agree as follows:

AGREEMENTS

1.   Voting Provisions Regarding Board of Directors.

1.1.   Size of the Board.  The Shareholders each agree to vote, or cause to be voted, all Shares (as defined below) owned by such Shareholder, or over which such Shareholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure the following situations:

(a)            For the first full year after the Effective Date of this Agreement (i) the size of the Board shall be eight (8) directors, unless H. Cartwright, Conte, T. Cartwright and RMCF each agree, in writing, otherwise.

(b)           After the first full year after the Effective Date of this Agreement the Board cannot be increased to more than eight (8) directors, unless otherwise consented to in writing by RMCF.

(c)           For purposes of this Agreement, the term “Shares” shall mean and include any securities of the Company the holders of which are entitled to vote for members of the Board, including without limitation, all shares of Common Stock, by whatever name called, now owned or subsequently acquired by, a Shareholder, however acquired, whether through stock splits, stock dividends, reclassifications, recapitalizations, similar events or otherwise.

1.2.   Board Composition.

(a)  For the first full year after the Effective Date of this Agreement each Shareholder agrees to vote, or cause to be voted, all Shares owned by such Shareholder, or over which such Shareholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that at each annual or special meeting of shareholders at which an election of directors is held or pursuant to any written consent of the shareholders, so that the following situation exists:  H. Cartwright, Conte and T. Cartwright are directors on Board, unless they all agree, in writing, to their removal from the Board.   Either or all individuals may, however, voluntarily resign from the Board.

(b)  For so long as RMCF or one of its Affiliates continues to own beneficially shares constituting at least ten percent (10%) of the Company’s Common Stock outstanding at any given time, each Shareholder agrees to vote, or cause to be voted, all Shares owned by such Shareholder, or over which such Shareholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that at each annual or special meeting of shareholders at which an election of directors is held or pursuant to any written consent of the shareholders, the RMCF Designees, which individuals shall initially be Franklin E. Crail, Bryan J. Merryman, Lee N. Mortenson, Clyde Wm. Engle and Scott G. Capdevielle, shall be elected to the Board.  “RMCF Designees” means those persons designated to the Board by RMCF, the number of which shall not be less than a majority of the Board when aggregated with any director nominees who are nominated by any of RMCF’s subsidiaries or parent company.

(c)  For purposes of this Agreement, an individual, firm, corporation, partnership, association, limited liability company, trust or any other entity (collectively, a “Person”) shall be deemed an “Affiliate” of another Person who, directly or indirectly, controls, is controlled by or is under common control with such Person, including, without limitation, any general partner, managing member, officer or director of such Person.

1.3.   Failure to Designate a Board Member.  In the absence of any designation from RMCF as specified above, the director previously designated by RMCF and then serving shall be reelected if still eligible to serve as provided herein.

1.4.   Removal of Board Members.  In the event that the Shareholders are requested to vote on any matter with respect to Board composition, each Shareholder also agrees to vote, or cause to be voted, all Shares owned by such Shareholder, or over which such

Shareholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that:

(a)  no director elected pursuant to Sections 1.2 or 1.3 of this Agreement may be removed from office unless (i) such removal is directed or approved by RMCF or (ii) RMCF is no longer entitled to designate or approve such director;

(b)  any vacancies created by the resignation, removal or death of a director elected pursuant to Sections 1.2 or 1.3 shall be filled pursuant to the provisions of this Section 1; and

(c)  upon the request of RMCF to remove such director, such director shall be removed.

1.5.   Written Consents.  All Shareholders agree to execute any written consents required to perform the obligations of this Agreement, and the Company agrees at the request of RMCF, H. Cartwright, Conte or T. Cartwright, or any other party entitled to designate directors to call a special meeting of shareholders for the purpose of electing directors.

1.6.   No Liability for Election of Recommended Directors.  Neither RMCF, any of RMCF’s Affiliates, H. Cartwright, Conte nor T. Cartwright shall have any liability as a result of designating a Person for election as a director for any act or omission by such designated Person in his or her capacity as a director of the Company, nor shall any Shareholder have any liability as a result of voting for any such designee in accordance with the provisions of this Agreement.

2.   Remedies.

2.1.   Covenants of the Company.  The Company agrees to use its best efforts, within the requirements of applicable law, to ensure that the rights granted under this Agreement are effective and that the parties enjoy the benefits of this Agreement.  Such actions include, without limitation, the use of the Company’s best efforts to cause the nomination and election of the directors as provided in this Agreement.

2.2.   Irrevocable Proxy and Power of Attorney.  Each of the Shareholders hereby constitutes and appoints as its proxy and hereby grants a power of attorney to the Chief Executive Officer of the Company, and a designee of RMCF, and each of them, with full power of substitution, with respect to the matters set forth herein, including without limitation, election of persons as members of the Board in accordance with Section 1 hereto, and hereby authorizes each of them to represent and to vote, if and only if such Shareholder (i) fails to vote for the election of one or more directors of the Company or (ii) attempts to vote (whether by proxy, in person or by written consent), in a manner which is inconsistent with the terms of this Agreement, all of such Shareholder’s Shares in favor of the election of persons as members of the Board determined pursuant to and in accordance with the terms and provisions of this Agreement.  Each of the proxy and power of attorney granted pursuant to the immediately preceding sentence is given in consideration of the agreements and covenants of the Company and the parties in connection with the transactions contemplated by this Agreement and, as such, each is coupled with an interest and shall be irrevocable unless and until the earliest of (a) seven

(7) years after the date of this Agreement, (b) the date that this Agreement terminates or expires pursuant to Section 3 hereof, and (c) the date that RMCF is no longer entitled to designate any directors pursuant to this Agreement.  Each party hereto hereby revokes any and all previous proxies or powers of attorney with respect to the Shares and shall not hereafter, unless and until this Agreement terminates or expires pursuant to Section 3 hereof, purport to grant any other proxy or power of attorney with respect to any of the Shares, deposit any of the Shares into a voting trust or enter into any agreement (other than this Agreement), arrangement or understanding with any person, directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of any of the Shares, in each case, with respect to any of the matters set forth herein.  In the event that this Agreement has not terminated at such time as the proxy and power of attorney granted by this Section 2.2 expires, each of the Shareholders and RMCF shall negotiate in good faith to grant a new proxy and power of attorney in substantially similar form and substance.

2.3.   Specific Enforcement.  Each Shareholder and the Company acknowledge and agree as follows:

(a)           H. Cartwright, Conte and T. Cartwright will be irreparably damaged in the event the provisions of Sections 1.1 or 1.2 of this Agreement, and/or Section 1.5 if related to Section 1.2, are not performed by the parties in accordance with their specific terms or are otherwise breached.  Accordingly, it is agreed that H. Cartwright, Conte and T. Cartwright shall be entitled to an injunction to prevent breaches of Sections 1.1 or 1.2, and/or Section 1.5 if related to Section 1.2, of this Agreement, and to specific enforcement of those provisions of this Agreement in any action instituted in any court of the United States or any state having subject matter jurisdiction.

(b)           RMCF will be irreparably damaged in the event any of the provisions of Sections 1.1 through 1.4 this Agreement, and/or Section 1.5 if related to Sections 1.1 through 1.4, are not performed by the parties in accordance with their specific terms or are otherwise breached.  Accordingly, it is agreed that RMCF shall be entitled to an injunction to prevent breaches of Sections 1.1 through 1.4 this Agreement, and/or Section 1.5 if related to Sections 1.1 through 1.4 of this Agreement, and to specific enforcement of those provisions of this Agreement in any action instituted in any court of the United States or any state having subject matter jurisdiction.

2.4.   Remedies Cumulative.  All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

3.   Term.  This Agreement shall be effective as of the date hereof and shall continue in effect until and shall terminate upon the earliest to occur of (a) termination of this Agreement in accordance with Section 4.8 below; or (b) the date that is fifteen (15) years after the date hereof.

4.   Miscellaneous.

4.1.   Transfers.  Each transferee or assignee of any Shares subject to this Agreement shall continue to be subject to the terms hereof, and, as a condition precedent to the Company’s recognizing such transfer, each transferee or assignee shall agree in writing to be subject to each of the terms of this Agreement by executing and delivering an Adoption Agreement substantially in the form attached hereto as Exhibit A.  Upon the execution and delivery of an Adoption Agreement by any transferee, such transferee shall be deemed to be a party hereto as if such transferee were the transferor and such transferee’s signature appeared on the signature pages of this Agreement and shall be deemed to be a Shareholder.  The Company shall not permit the transfer of the Shares subject to this Agreement on its books or issue a new certificate representing any such Shares unless and until such transferee shall have complied with the terms of this Section 4.1.  Each certificate representing the Shares subject to this Agreement if issued on or after the date of this Agreement shall be endorsed by the Company with the legend set forth in Section 4.12.

4.2.   Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns.

4.3.   No Third-Party Beneficiaries.  This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

4.4.   Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto, it being understood that all parties hereto need not sign the same counterpart.  Any such counterpart shall be effective as a counterpart signature page hereto without regard to page, document or version numbers or other identifying information thereon, which are for convenience of reference only.  The parties hereto may sign this Agreement in the original, or by facsimile (sent via e-mail or facsimile, or by any other generally acceptable electronic means).

4.5.   Construction.  The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.  The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

4.6.   Notices.  All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or:  (a) personal delivery to the party to be notified; (b) when sent, if sent by facsimile or e-mail during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day; in either situation provided that the recipient has notified the sending party of his/her/its facsimile and/or e-mail address and not thereafter informed the sending party not to send notices by facsimile and/or e-mail; (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) upon receipt if sent by courier.  All communications shall be sent to the respective parties at their address as set forth on the signature page of this Agreement, or if applicable, on an Adoption Agreement; or to such other address as any party provides to the other parties by notice given in accordance with this Section 4.6.

4.7.   Consent Required to Amend, Terminate or Waive.  This Agreement may be amended or terminated only by a written instrument executed by (a) the Company; (b) the Shareholders holding fifty percent (50%) of the Shares; (c) RMCF; and (d) during the first year after the Effective Date, also by H. Cartwright, Conte and T. Cartwright.  Notwithstanding the foregoing, any provision hereof may be waived by a party by a written waiver signed by that party, or if an entity, on behalf of that entity, without the consent of any other party.  The Company shall give prompt written notice of any amendment, termination or waiver hereunder to any party that did not consent in writing thereto.  Any amendment, termination or waiver effected in accordance with this Section 4.8 shall be binding on each party and all of such party’s successors and permitted assigns, whether or not any such party, successor or assignee entered into or approved such amendment, termination or waiver.  For purposes of this Section 4.8 the requirement of a written instrument may be satisfied in the form of an action by written consent of the Shareholders circulated by the Company and executed by the Shareholder parties specified, provided that it makes explicit reference to this Agreement.

4.8.   Delays or Omissions.  No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default previously or thereafter occurring.  Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.  All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

4.9.   Remedies.  All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

4.10.   Severability.  If any provision of this Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

4.11.   Entire Agreement.  This Agreement (including the Exhibits hereto) contains the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into this Agreement.  At or after the date hereof, and without further consideration, each party will execute and deliver to the other such further documents as may be reasonably requested in order to give practical effect to the intention of the parties under this Agreement.

4.12. Legend on Share Certificates.  Each certificate representing any Shares transferred pursuant to Section 4.1 above after the Effective Date of this Agreement shall be endorsed by the Company with a legend reading substantially as follows:

“THE SHARES EVIDENCED HEREBY ARE SUBJECT TO A VOTING AGREEMENT, AS MAY BE AMENDED FROM TIME TO TIME (A COPY OF WHICH MAY BE OBTAINED UPON WRITTEN REQUEST FROM THE COMPANY), AND BY ACCEPTING ANY INTEREST IN SUCH SHARES THE PERSON ACCEPTING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF THAT VOTING AGREEMENT, INCLUDING CERTAIN RESTRICTIONS ON TRANSFER AND OWNERSHIP SET FORTH THEREIN.”

The Company, by its execution of this Agreement, agrees that it will cause the certificates evidencing the Shares transferred pursuant to Section 4.1 above after the Effective Date of this Agreement to bear the legend required by this Section 4.12 of this Agreement, and it shall supply, free of charge, a copy of this Agreement to any holder of a certificate evidencing Shares upon written request from such holder to the Company at its principal office.  The parties to this Agreement do hereby agree that the failure to cause the certificates evidencing the Shares to bear the legend required by this Section 4.12 herein and/or the failure of the Company to supply, free of charge, a copy of this Agreement as provided hereunder shall not affect the validity or enforcement of this Agreement.

4.13.   Stock Splits, Stock Dividends, etc.  In the event of any issuance of Shares of the Company’s voting securities hereafter to any of the Shareholders (including, without limitation, in connection with any stock split, stock dividend, recapitalization, reorganization, or the like), such Shares shall become subject to this Agreement and shall be endorsed with the legend set forth in Section 4.12.

4.14.   Manner of Voting.  The voting of Shares pursuant to this Agreement may be effected in person, by proxy, by written consent or in any other manner permitted by applicable law.  For the avoidance of doubt, voting of the Shares pursuant to the Agreement need not make explicit reference to the terms of this Agreement.

4.15.   Further Assurances.  At any time or from time to time after the date hereof, the parties agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the parties hereunder.

4.16.   Governing Law; Venue; Waiver of Jury Trial.  ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, ENFORCEMENT AND INTERPRETATION OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEVADA.  THE COMPANY AND THE PURCHASER HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS SITTING IN THE STATE OF COLORADO FOR THE ADJUDICATION OF ANY DISPUTE BROUGHT BY THE COMPANY OR THE PURCHASER HEREUNDER, IN CONNECTION HEREWITH OR WITH ANY TRANSACTION CONTEMPLATED HEREBY OR DISCUSSED HEREIN AND HEREBY IRREVOCABLY WAIVE, AND AGREE NOT TO ASSERT IN ANY SUIT, ACTION OR PROCEEDING BROUGHT BY THE COMPANY OR

THE PURCHASER, ANY CLAIM THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF ANY SUCH COURT, OR THAT SUCH SUIT, ACTION OR PROCEEDING IS IMPROPER.  THE COMPANY AND THE PURCHASER HEREBY WAIVE ALL RIGHTS TO A TRIAL BY JURY.

4.17.   Aggregation of Stock.  All Shares held or acquired by a Shareholder and/or its Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement, and such Affiliated persons may apportion such rights as among themselves in any manner they deem appropriate.

4.18.   Spousal Consent.  If any individual Shareholder is married on the date of this Agreement, such Shareholder’s spouse shall execute and deliver to the Company a consent of spouse in the form of Exhibit B hereto (“Consent of Spouse”), effective on the date hereof.  Notwithstanding the execution and delivery thereof, such consent shall not be deemed to confer or convey to the spouse any rights in such Shareholder’s Shares that do not otherwise exist by operation of law or the agreement of the parties.  If any individual Shareholder should marry or remarry subsequent to the date of this Agreement, such Shareholder shall within thirty (30) days thereafter obtain his/her new spouse’s acknowledgement of and consent to the existence and binding effect of all restrictions contained in this Agreement by causing such spouse to execute and deliver a Consent of Spouse acknowledging the restrictions and obligations contained in this Agreement and agreeing and consenting to the same.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Voting Agreement as of the date first written above.

COMPANY:

U-SWIRL, INC.

By: /s/ Ulderico Conte
Name:  Ulderico Conte
Title:  Cheif Executive Officer

Address for Notice:

Ulderico Conte
U-Swirl, Inc.
1175 American Pacific Suite C
Henderson, NV 89074
Facsimile: 702-834-8444
E-mail:  ricoconte1@yahoo.com

with a copy to (which shall not constitute notice):
Daniel J. Block
Robinson Waters & O’Dorisio, P. C.
1099 18th Street, Suite 2600
Denver, CO  80202
Facsimile:  303-297-2750
E- mail:  dblock@rwolaw.com

RMCF:

ROCKY MOUNTAIN CHOCOLATE FACTORY, INC.

By: /s/ Bryan J. Merryman
Name: Bryan J. Merryman
Title: Chief Financial Officer

ASPEN LEAF YOGURT, LLC

By: /s/ Bryan J. Merryman
Name: Bryan J. Merryman
Title: Managing Member

[Signature Page to Voting Agreement]

Address for Notice:

Rocky Mountain Chocolate Factory, Inc.
265 Turner Drive
Durango, CO 81303
Fax No.: (970) 382-2218
Email: bjmerrym@rmcf.net
Attention:  Bryan J. Merryman, COO/CFO

with copy to (which shall not constitute notice):

Perkins Coie LLP
1900 Sixteenth Street, Suite 1400
Denver, CO 80202
Fax:  (303) 291-2400
Email:  sallison@perkinscoie.com
Attn:  Sonny Allison

SHAREHOLDERS:

/s/ Henry Cartwright________________
Henry Cartwright

/s/ Ulderico Conte__________________
Ulderico Conte

/s/ Terry Cartwright_________________
Terry Cartwright

[Signature Page to Voting Agreement]

EXHIBIT A

ADOPTION AGREEMENT

This Adoption Agreement (“Adoption Agreement”) is executed on ___________________, 20__, by the undersigned (the “Holder”) pursuant to the terms of that certain Voting Agreement dated as of [_____ __, 20___] (the “Agreement”), by and among the Company, RMCF and certain of its Shareholders, as such Agreement may be amended or amended and restated hereafter.  Capitalized terms used but not defined in this Adoption Agreement shall have the respective meanings ascribed to such terms in the Agreement.  By the execution of this Adoption Agreement, the Holder agrees as follows.

1.1           Acknowledgement.  Holder acknowledges that Holder is acquiring certain shares of the capital stock of the Company (the “Stock”) and/or options, warrants or other rights to purchase such Stock (the “Options”) as a transferee of Shares from a party in such party’s capacity as an “Shareholder” bound by the Agreement, and after such transfer, Holder shall be considered a “Shareholder” for all purposes of the Agreement.

1.2           Agreement.  Holder hereby (a) agrees that the Stock [Options], and any other shares of capital stock or securities required by the Agreement to be bound thereby, shall be bound by and subject to the terms of the Agreement and (b) adopts the Agreement with the same force and effect as if Holder were originally a party thereto.

1.3           Notice.  Any notice required or permitted by the Agreement shall be given to Holder at the address, facsimile number or e-mail address listed below Holder’s signature hereto.

HOLDER:	ACCEPTED AND AGREED

U-SWIRL, INC.
By: _____________________________________________
Name and Title of Signatory

By: _____________________________________________
Address: _________________________________________
Title: ___________________________________________

Facsimile Number:_________________________________
E-mail Address: ___________________________________

[Signature Page to Voting Agreement]

EXHIBIT B

CONSENT OF SPOUSE

I, [____________________], spouse of [______________], acknowledge that I have read the Voting Agreement, dated as of [_____ __, 20___], to which this Consent is attached as Exhibit B (the “Agreement”), and that I know the contents of the Agreement.  I am aware that the Agreement contains provisions regarding the voting and transfer of shares of capital stock of the Company that my spouse may own, including any interest I might have therein.

I hereby agree that my interest, if any, in any shares of capital stock of the Company subject to the Agreement shall be irrevocably bound by the Agreement and further understand and agree that any community property interest I may have in such shares of capital stock of the Company shall be similarly bound by the Agreement.

I am aware that the legal, financial and related matters contained in the Agreement are complex and that I am free to seek independent professional guidance or counsel with respect to this Consent.  I have either sought such guidance or counsel or determined after reviewing the Agreement carefully that I will waive such right.

Dated: _________________________________
[Name of Shareholder's Spouse, if any]